Exhibit 107.1

FORM SF-3

Calculation of Filing Fee Tables

SF-3

(Form Type)

Porsche Auto Funding LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)(1)		100%
Fees to Be Paid	Other	Special Unit of Beneficial Interest Certificate(2)	(3)	(3)	(3)	(3)	(3)	(3)	(3)	(3)	(3)	(3)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts(1)					(1)		(1)
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							(1)

(1)    The registrant is registering an unspecified amount of Asset-Backed Notes as may from time to time be offered at unspecified prices and is deferring payment of all of the registration fees for any such Asset-Backed Notes in accordance with Rule 456(c) and Rule 457(s) of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act.

(2)    Porsche Leasing Ltd. will issue a special unit of beneficial interest (the “Transaction SUBI”) in specified assets of Porsche Leasing Ltd., including certain motor vehicle leases, the vehicles underlying these leases, and the related rights associated therewith. The Transaction SUBI will be represented by a certificate (the “Transaction SUBI Certificate”), which will be transferred to the issuing entity. Neither the Transaction SUBI nor the Transaction SUBI Certificate is being offered to investors hereunder.

(3)    Not applicable.